UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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IntriCon Corporation

(Name of Registrant as Specified In Its Charter)

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INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

March [24], 2008

Dear Shareholder:

          It is my great pleasure to invite you to attend the 2008 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, April 23, 2008 at 11:30 a.m., local time, at our offices located at 1260 Red Fox Road, Arden Hills, Minnesota 55112.

          At this year’s Annual Meeting our shareholders will vote on the election of one director to hold office for a term of three years and until his successor is duly elected and qualified, on the approval of an amendment to our Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 10,000,000 shares to 20,000,000 shares and on the ratification of the appointment of Virchow, Krause & Company, LLP as IntriCon Corporation’s independent auditor for fiscal year 2008. The official notice of the Annual Meeting, together with the proxy statement and proxy card, are enclosed.

          The vote of every shareholder is important. Therefore, whether or not you expect to attend the meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the envelope provided for that purpose. You also have the option of voting by telephone. If you choose to vote by telephone you may call toll-free in the U.S. or Canada, 1-866-626-4508 on a touch-tone telephone. You also have the option of voting over the Internet. To do so, log on to www.votestock.com and follow the web site instructions. Once you have cast your vote, be sure to click on “Accept Vote.” If you vote by telephone or electronically over the Internet, you do not need to return your proxy card.

          Thank you for your continued interest in IntriCon Corporation. I look forward to seeing you at the Annual Meeting.

Sincerely,

Mark S. Gorder President and Chief Executive Officer

INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 23, 2008

          The 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of IntriCon Corporation (the “Corporation”) will be held on Wednesday, April 23, 2008 at the Corporation’s offices located at 1260 Red Fox Road, Arden Hills, Minnesota, 55112 at 11:30 a.m., local time, for the following purposes:

(1)	to elect one director to hold office for a term of three years and until his successor is duly elected and qualified;

(2)	to approve an amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000;

(3)	to ratify the appointment of Virchow, Krause & Company, LLP as the Corporation’s independent auditor for fiscal year 2008; and

(4)	to transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

          The Board of Directors has fixed the close of business on March [19], 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in this Notice of Annual Meeting.

          All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it promptly in the envelope provided in order that your shares may be voted.

          You also have the option of voting by telephone. If you choose to vote by telephone you may call toll-free in the U.S. or Canada, 1-866-626-4508 on a touch-tone telephone. You also have the option of voting over the Internet. To do so, log on to www.votestock.com and follow the web site instructions. Once you have cast your vote, be sure to click on “Accept Vote.” If you attend the meeting, you may revoke your proxy and vote in person. The deadline to vote telephonically or over the Internet is Tuesday, April 22, 2008, 11:59 p.m., eastern daylight time. If you vote by telephone or electronically over the Internet, you do not need to return your proxy card.

          If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank, or other nominee), please contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

By Order of the Board of Directors

Michael J. McKenna Chairman of the Board

March [24], 2008 Arden Hills, Minnesota

INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

PROXY STATEMENT

          This proxy statement and the enclosed proxy are being furnished to shareholders of IntriCon Corporation (the “Corporation”) in conjunction with the solicitation of proxies by the Board of Directors of the Corporation for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 23, 2008 at the Corporation’s offices located at 1260 Red Fox Road, Arden Hills, Minnesota 55112, at 11:30 a.m., local time, and any adjournment or postponement of the Annual Meeting. This Proxy Statement and accompanying form of proxy are first being sent or given to shareholders on or about March [24], 2008.

          The Board of Directors has fixed the close of business on March [19], 2008 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting. As of March [19], 2008, there were [________] shares of common stock, par value $1.00 per share (the “Common Shares”) of the Corporation outstanding, each of which is entitled to one vote on all matters to be presented at the Annual Meeting.

          Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the proxy will vote all of your Common Shares “for” the election of the nominee for director, “for” the approval of the amendment to the Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized Common Shares from 10,000,000 to 20,000,000 and “for” the ratification of the appointment of Virchow, Krause & Company, LLP as the Corporation’s independent auditor for fiscal year 2008. With respect to any other matter that properly comes before the meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment. Because the proxy is revocable, sending in a signed proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. You also have the option of voting by telephone. If you choose to vote by telephone you may call toll-free in the U.S. or Canada, 1-866-626-4508 on a touch-tone telephone. You also have the option of voting over the Internet. To do so, log on to www.votestock.com and follow the web site instructions. Once you have cast your vote, be sure to click on “Accept Vote.” The deadline to vote telephonically or over the Internet is Tuesday, April 22, 2008, 11:59 p.m., eastern daylight time.

          Any shareholder who submits a proxy may revoke it at any time before the proxy is voted at the Annual Meeting by delivering a later dated proxy or by giving written notice to the Secretary of the Corporation or attending the Annual Meeting in person and so requesting. If you vote by telephone or over the Internet, you may change your vote telephonically or over the Internet by following the procedures used to submit your initial vote. The last vote received chronologically will supersede any prior votes. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

          The presence, in person or represented by proxy, of the holders of a majority of the outstanding Common Shares will constitute a quorum for the transaction of business at the Annual Meeting. All Common Shares present in person or represented by proxy (including “broker non-votes”) and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in the Notice of Annual Meeting.

          Each Common Share is entitled to one vote on each matter that may be brought before the Annual Meeting. The election of the director will be determined by a plurality vote and the nominee receiving the highest number of “for” votes will be elected. Approval of any other proposal, including approval of the amendment to the Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized Common Shares from 10,000,000 to 20,000,000, and ratification of the appointment of Virchow, Krause & Company, LLP as the Corporation’s independent auditor for fiscal year 2008, will require the affirmative vote of a majority of the votes cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or “broker non-vote” will not have the same legal effect as an “against” vote and will not be counted in determining whether the proposals have received the required shareholder vote.

          The cost of this solicitation will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Corporation, without additional compensation. Upon request, the Corporation will pay the reasonable expenses incurred by record holders of the Corporation’s Common Shares who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials to the beneficial owners of the shares they hold of record.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Board of Directors currently consists of five members divided into three classes.

          The Board of Directors, based upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Robert N. Masucci for election as a director at the Annual Meeting to serve until the 2011 annual meeting of shareholders and until his successor has been duly elected and qualified. Mr. Masucci is a current director of the Corporation and previously has been elected as a director by the Corporation’s shareholders. Mr. Masucci has indicated his willingness to continue serving as a director. The Board of Directors knows of no reason why Mr. Masucci would be unable to serve as a director. If Mr. Masucci is for any reason be unable to serve, then the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, unless the Board of Directors reduces the number of directors on the board.

          Assuming a quorum is present, the nominee receiving the highest number of “for” votes will be elected. For such purposes, an abstention, the withholding of authority to vote or “broker non-vote” will not be counted in determining whether the proposal has received the required shareholder vote. The Board of Directors recommends that the shareholders vote “for” the election of Mr. Masucci as a director for the ensuing term.

          The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting, including their ages and principal occupations during the past five years:

Name, Age and Occupation	Director Since	Term Expires

Nominee for Election

Robert N. Masucci (70) became a director in February 2002. Mr. Masucci has served as the Chairman of the Board of Montgomery Capital Advisors, Inc., a consulting company, since 1990 and, Chairman of the Board of Barclay Brand Ferdon, Inc., a distribution company, since 1996. Prior to 1990, Mr. Masucci was President and Chief Executive Officer of Drexel Industries, Inc., a forklift manufacturer.	2002	2008

Continuing Directors

Nicholas A. Giordano (65) became a director in December 2000. Mr. Giordano has been a business consultant and investor since 1997. Mr. Giordano was Interim President of LaSalle University from July 1998 to June 1999. From 1981 to 1997, Mr. Giordano was President and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Giordano serves as a trustee of W.T. Trust and Kalmar Pooled Investment Trust, mutual funds, and as a director of Independence Blue Cross of Philadelphia, a health insurance company, The RBB Fund, Inc., a mutual funds company and Commerce Bancorp, Inc., a national bank holding company.

	2000	2009

Name, Age and Occupation	Director Since	Term Expires

Mark S. Gorder (61) became a director in January 1996. Mr. Gorder has served as the President and Chief Executive Officer of the Corporation since April 2001; President and Chief Operating Officer of the Corporation from December 2000 to April 2001; and Vice President of the Corporation from 1996 to December 2000. Mr. Gorder has been President and Chief Executive Officer of Resistance Technology, Inc., a subsidiary of the Corporation, since 1983.	1996	2010

Michael J. McKenna (73) became a director in June 1998 and has served as Chairman of the Board of Directors of the Corporation since April 2001. In March 2001, Mr. McKenna retired as the Vice Chairman and a Director of Crown Cork & Seal Company, Inc., a manufacturing company. From 1995 to 1998, Mr. McKenna was the President and Chief Operating Officer and, prior to 1995, was the Executive Vice President and President of the North American Division of Crown Cork & Seal Company, Inc.	1998	2010

Philip N. Seamon (60) became a director in September 2006. Currently, Mr. Seamon is President of Philip N. Seamon, Inc., a consulting firm specializing in operational and financial business restructuring services. Until his retirement in August 2006, Mr. Seamon was a senior managing director in the corporate finance practice of FTI Consulting, Inc., a provider of a wide range of business and financial advisory and consulting services. Previously, Mr. Seamon was a partner and the service line leader of PricewaterhouseCoopers’ Business Recovery Services practice in their Philadelphia office. FTI Consulting acquired this practice in September 2002. Prior to joining PricewaterhouseCoopers, Mr. Seamon held management and partnership positions in both commercial and investment banking organizations.

	2006	2009

          Messrs. Giordano and Masucci are first cousins.

Independence of the Board of Directors

          Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Corporate Governance Committee, uses the current standards for “independence” established by The Nasdaq Stock Market, LLC, referred to in the remainder of this proxy statement as “Nasdaq,” to determine director independence. The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the corporate governance rules of the Nasdaq Stock Market, LLC: Messrs. Giordano, Masucci, McKenna and Seamon.

          The independence standards of Nasdaq are composed of objective standards and subjective standards. Under the objective standards, a director will not be deemed independent if he directly or indirectly receives payments for services (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective independence standard, a director will not be deemed independent if he has a material relationship with the Corporation that, in the view of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq rules, an independent director must satisfy both the objective and the subjective standards.

          In evaluating the independence of Mr. Seamon, the Board considered that Mr. Seamon was a senior managing director in the corporate finance practice of FTI Consulting, Inc., which provided consulting services to the Corporation in 2005, but did not provide any services in 2006 and 2007. The Board determined that Mr. Seamon was independent under the objective Nasdaq standards because: (i) no payments were made to Mr. Seamon directly in exchange for the services provided to the Corporation by FTI Consulting, Inc. and (ii) the amounts paid to FTI Consulting, Inc. did not exceed the thresholds contained in the Nasdaq standards. The Board also determined that Mr. Seamon was independent under the subjective Nasdaq standard for the reasons discussed above and because: (i) the last payment made by the Corporation to FTI Consulting, Inc. was in 2005 and the Corporation did not use FTI Consulting in 2006 and 2007, and (ii) Mr. Seamon was no longer an employee of FTI Consulting.

          In evaluating the independence of Mr. McKenna, the Board considered that a partner of the law firm retained by the Corporation since 2002 is the son-in-law of Mr. McKenna. See “Certain Relationships and Related Party Transactions.” The Board determined that Mr. McKenna was independent under the objective Nasdaq standards because: (i) no payments were made to Mr. McKenna or his son-in-law directly in exchange for the services provided to the Corporation by the law firm and (ii) the amounts paid to the law firm did not exceed the thresholds contained in the Nasdaq standards. The Board also determined that Mr. McKenna was independent under the subjective Nasdaq standard for the reasons discussed above and because Mr. McKenna’s son-in-law was not personally involved in the law firm’s legal representation of the Corporation.

Communication with the Board

          Shareholders may communicate with the Board of Directors, including any individual director, by sending a letter to the Board of Directors, c/o Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Meetings of the Board and Committees

          The Corporation’s Board of Directors held eleven meetings in 2007. During 2007, all directors of the Corporation attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

Attendance at Annual Meeting of Shareholders

          The Board of Directors has adopted a policy that all of the directors should attend the annual meeting of shareholders, absent exceptional cause. All of the directors attended the 2007 annual meeting of shareholders.

Code of Ethics

          The Corporation has adopted a code of ethics that applies to its directors, officers and employees, including its chief executive officer, chief financial officer, controller and persons performing similar functions. Copies of the Corporation’s code of ethics are available without charge upon written request directed to Cari Sather, Director of Human Resources, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112. A copy of the code of ethics is also available on the Corporation’s website: www.intricon.com. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of SEC Form 8-K regarding any future amendments to a provision of its code of ethics by posting such information on the Corporation’s website: www.intricon.com.

Director Compensation for 2007

          The following table sets forth information concerning the compensation earned during the year ended December 31, 2007 by each of our directors that was not also an employee.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)

Nicholas A. Giordano	$47,500		—	$20,591	—	$68,091
Robert N. Masucci	$39,500		—	$20,591	—	$60,091
Michael J. McKenna	$61,500	(3)	—	$20,591	—	$82,091
Philip N. Seamon	$34,000		—	$10,470	—	$44,470

(1)	We have not granted any stock awards to our directors.

(2)

The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2007 related to option awards granted in 2007 and prior years, in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. However, as required by SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of each stock option award made in 2007 to each of Messrs. Giordano, Masucci, McKenna and Seamon was $15,228. As of December 31, 2007, the number of stock option awards held by our non-employee directors was: Mr. Giordano – 65,000; Mr. Masucci – 65,000; Mr. McKenna –72,500; and Mr. Seamon – 15,000.

(3)

Pursuant to the Non-Employee Directors Stock Fee Election Program, Mr. McKenna elected to have a total of $6,120 of his director fees paid in Common Shares and received 991 Common Shares. See “Non-Employee Directors Stock Fee Election Program.”

          For 2007, the Chairman of the Board received an annual retainer of $49,000. The Chairman of the Audit Committee received an annual retainer of $34,000. Each non-employee member of the Board, other than the Chairman of the Board and the Chairman of the Audit Committee, received an annual retainer of $24,000. Each of the annual retainers was paid on a quarterly basis. In addition, each non-employee member of the Board received $1,000 for each Board meeting attended in person and $500 for each telephonic meeting of the Board attended, and $1,000 for each committee meeting attended in person and $500 for each telephonic meeting of the committee attended of which such non-employee member of the Board is a member; however, no fee was payable for telephonic board and committee meetings that last less than 30 minutes.

          Directors are eligible to receive awards under the 2006 Equity Incentive Plan, referred to as the “Plan.” Following the approval of the Plan by our shareholders at our annual meeting in April 2006, the Compensation Committee approved the automatic grant of options to purchase 5,000 Common Shares under the Plan at the fair market value of the Common Shares on the date of the grant to each person who was re-elected or continued as a non-employee director at the annual meeting and each subsequent annual meeting of shareholders thereafter. Accordingly, following the 2007 annual meeting, each of Messrs. Giordano, Masucci, McKenna and Seamon was granted an option to purchase 5,000 Common Shares at an exercise price of $6.59 per share, the fair market value on the date of the grant. Effective for the 2008

Annual Meeting, assuming that they are re-elected or continue as a director, as the case may be, Mr. McKenna, in his capacity as chairman of the board, will receive an option to purchase 12,000 Common Shares, and each of the other non-employee directors will receive an option to purchase 10,000 Common Shares, in each case at an exercise price equal to the fair market value of the Common Shares on the date of the 2008 Annual Meeting. All director options vest in three equal, annual installments beginning one year after the date of grant, except that the options will become immediately exercisable upon a “change in control” as defined in the Plan or the death or disability of the recipient, and expire ten years after the date of grant, unless terminated earlier by the terms of the option.

Non-Employee Directors Stock Fee Election Program

          In December 2006, the Board of Directors approved the Non-Employee Directors Stock Fee Election Program, referred to as the “Program,” as an award under the 2006 Equity Incentive Plan. The Program gives each non-employee director the right under the 2006 Equity Incentive Plan to elect to have some or all of his quarterly director fees paid in Common Shares rather than cash. The minimum amount that can be the subject of such election by a director is 25% of his quarterly director fees. The shares to be issued will be valued based on the last reported sale price of the Common Shares as reported on Nasdaq on the first business day of each calendar quarter when quarterly director fees are paid. The number of shares that will be issued for any such quarterly director fees with respect to which an election is in effect will be equal to the amount of the election divided by the applicable last sale price. No fractional shares will be issued and a director will receive cash in lieu of any fractional shares. That portion of the quarterly director fees for which no election is in effect will continue to be paid in cash. The shares so purchased will be deemed fully vested as of the quarterly payment date. In 2007, Mr. McKenna elected to have a total of $6,120 of his director fees paid in Common Shares and received 991 Common Shares.

Director Share Ownership Requirements

          In April 2006, the Nominating and Corporate Governance Committee adopted a policy that all directors must purchase and own Common Shares with a purchase price equal to at least one-year’s annual director fees. Each director has a period of five years to comply with this policy.

Committees of the Board

          The Board of Directors of the Corporation has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

          Audit Committee. The Board of Directors of the Corporation has appointed a standing Audit Committee consisting of Messrs. Giordano (Chairman), Masucci, and McKenna. The Board of Directors has determined that each member of the Audit Committee is independent, as defined in applicable Nasdaq corporate governance rules and SEC regulations. In addition, the Board of Directors has determined that Mr. Giordano qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held ten meetings in 2007.

          The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Audit Committee are to monitor the integrity of the financial statements of the Corporation, the compliance by the Corporation with legal and regulatory requirements and the independence and performance of the Corporation’s independent auditors. The Audit Committee also approves all related party transactions and establishes procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by the Corporation’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Committee selects the firm to be engaged as the Corporation’s independent public accountants, and approves the engagement of the independent public accountants for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. The report of the Audit Committee appears on page [36].

          Compensation Committee. The Board of Directors of the Corporation has appointed a standing Compensation Committee currently consisting of Messrs. McKenna (Chairman), Seamon, and Masucci. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined in applicable Nasdaq corporate governance rules. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the 2006 Equity Incentive Plan, Corporation’s 2001 Stock Option Plan, Amended and Restated 1994 Stock Option Plan, Non-Employee Directors Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee met two times in 2007.

          The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Compensation Committee are to formulate, evaluate and approve the compensation of the Corporation’s executive officers, oversee all compensation programs involving the issuance of the Corporation’s stock and other equity securities of the Corporation, and review and discuss with the Corporation’s management the Compensation Discussion and Analysis and preparing the Committee’s report thereon for inclusion in the Corporation’s annual proxy statement in accordance with applicable rules and regulations. The report of the Compensation Committee appears on page [20].

          A discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included in “Compensation Discussion and Analysis.”

          Nominating and Corporate Governance Committee. The Board of Directors of the Corporation has appointed a standing Nominating and Corporate Governance Committee currently consisting of Messrs. McKenna (Chairman), Giordano, Masucci and Seamon. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in applicable Nasdaq corporate governance rules. The Nominating and Corporate Governance Committee met three times in 2007.

          The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Nominating and Corporate Governance Committee are to identify individuals qualified to become members of the Board consistent with the criteria approved by the Committee, consider nominees made by shareholders in accordance with the Corporation’s bylaws, select, or recommend to the Board, the director nominees for each annual shareholders meeting, recommend to the Board directors to be appointed to each Committee of the Board, recommend to the Board whether to increase or decrease the size of the Board, develop and recommend to the Board corporate governance principles and oversee the evaluations of the Board and senior management.

Director Nomination Process

          Consideration of Director Candidates Recommended by Shareholders. The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations for director candidates. A shareholder who wishes to recommend a prospective director nominee should send a signed and dated letter to the Chairman of the Nominating and Corporate Governance Committee, c/o

Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112 with the following information:

•	the name and address of the shareholder making the recommendation and of each recommended nominee;

•

a representation that the shareholder is a holder of record, and/or a beneficial owner, of voting stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to vote for the person(s) recommended if nominated;

•

a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person(s), naming such person(s), pursuant to which the recommendation was submitted by the shareholder;

•

such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Corporate Governance Committee, including the principal occupation of each recommended nominee; and

•	the consent of each recommended nominee to serve as a director if so nominated and elected.

          The deadline for submitting the letter recommending a prospective director nominee for the 2009 annual meeting of shareholders is November 24, 2008. All late or non-conforming recommendations will be rejected.

          In addition, under the Corporation’s bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and the other required information specified in the bylaws. Although shareholders may nominate directors, such nominees will not appear in the Corporation’s proxy statement or in the proxy solicited by the Board of Directors. The Corporation’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed October 12, 2007 or upon the shareholder’s written request directed to the Corporate Secretary at the address given above.

          Director Qualifications. The Nominating and Corporate Governance Committee has the sole authority to select, or to recommend to the Board of Directors, the Board of Director nominees to be considered for election as a director. Nominees for director must be at least 21 years old. Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable Nasdaq and SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board and committee duties. The proposed nominee should have sufficient time to devote their energy and attention to the diligent performance of the director’s duties, including attendance at Board and committee meetings and review of the Corporation’s financial statements and reports, SEC filings and other materials. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

          Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand the Corporation’s financial statements.

          Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by the

Corporation’s charter and bylaws, whether any vacancies on the Board are expected and what incumbent directors will stand for re-election at the next meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board members as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee also has the sole authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, based on whether the nominee is recommended by a shareholder or any other party.

          In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to the Corporation during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating and Corporate Governance Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating and Corporate Governance Committee meeting at which such director’s potential nomination for election as a director is discussed by the Nominating and Corporate Governance Committee.

          In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable Nasdaq corporate governance rules, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee interviews the nominee in person or by telephone.

          Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Corporate Governance Committee makes a decision as to whether to nominate the director candidate for election at the shareholders meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND CERTAIN OFFICERS

          The following table sets forth certain information as of March [19], 2008, concerning beneficial ownership of the Common Shares by (i) persons or groups of persons shown by SEC records to own beneficially more than 5% of the Common Shares, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table included herein and (iv) all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)	Percent of Class

Amivest Capital Management.(2) 275 Broadhollow Road Melville, NY 11747	448,700	[__]%

Dimensional Fund Advisors LP(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	314,639	[__]%

Estate of Siggi B. Wilzig (4) c/o Herrick, Feinstein LLP 2 Penn Plaza Newark, NJ 07105	336,575	[__]%

The Trust Company of New Jersey (5) 35 Journal Square Jersey City, NJ 07306	463,700	[__]%

Mark S. Gorder Director, President and Chief Executive Officer(6)	481,183	[__]%

Michael J. McKenna Chairman of the Board of Directors (7)	114,959	[__]%

Robert N. Masucci Director (8)	134,868	[__]%

Nicholas A. Giordano Director (9)	81,868	[__]%

Philip N. Seamon Director (10)	15,000	*

Steven M. Binnix Vice President and General Manager of RTI Electronics(11)	19,499	*

Christopher D. Conger Vice President, Engineering (12)	37,099	*

Michael P. Geraci Vice President, Sales (13)	30,000	*

Dennis L. Gonsior Vice President, Global Operations (14)	26,000	*

Scott Longval Chief Financial Officer, Secretary, and Treasurer (15)	12,336	*

All Directors and Executive Officers as a Group (11 persons) (16)	890,178	[__]%

* Less than 1%.

(1)

Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. The same Common Shares may be beneficially owned by more than one person. Beneficial ownership, as set forth in the regulations of the Securities and Exchange Commission, includes securities as to which the person has or shares voting or investment power. Common Shares issuable upon the exercise or conversion of securities currently exercisable or convertible or exercisable or convertible within 60 days of March [19], 2008 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Based upon a Schedule 13G filed with the SEC on January 22, 2007. According to the Schedule 13G, Amivest Capital Management is an investment adviser and has sole power to vote the shares reported.

(3)

Based upon a Schedule 13G/A filed with the SEC on February 6, 2008. According to the Schedule 13G/A, Dimensional Fund Advisors LP (“Dimensional”), is an investment advisor that furnishes investment advice to four investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the Common Shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the Common Shares held by the Dimensional Funds. The Schedule 13G/A states that to Dimensional’s knowledge, no one Dimensional Fund beneficially owns five percent or more of the Common Shares. Dimensional disclaims beneficial ownership of all of the Common Shares.

(4)	Based upon a Schedule 13D filed with the SEC on October 2, 2003.

(5)	Based upon a Schedule 13D/A filed with the SEC on February 9, 2004.

(6)

Includes 123,333 shares which Mr. Gorder has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options. Also includes 5,000 Common Shares owned by his spouse and 14,000 Common Shares owned by his daughters. Mr. Gorder, whose business address is 1260 Red Fox Road, Arden Hills, MN 55112, is also President and Chief Executive Officer of Resistance Technology, Inc., a wholly owned subsidiary of the corporation.

(7)	Includes 64,168 shares which Mr. McKenna has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(8)	Includes 56,668 shares which Mr. Masucci has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(9)	Includes 56,668 shares which Mr. Giordano has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(10)	Includes 5,000 shares which Mr. Seamon has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(11)	Includes 12,499 shares which Mr. Binnix has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(12)

Includes 31,499 shares which Mr. Conger has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options. Also includes 1,400 shares held by his wife through a retirement account.

(13)	Includes 27,000 shares which Mr. Geraci has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(14)	Includes 25,000 shares which Mr. Gonsior has the right to acquire within 60 days of March 14, 2008 through the exercise of stock options.

(15)	Includes 10,000 shares which Mr. Longval has the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

(16)	Includes 355,501 shares which directors and executive offices have the right to acquire within 60 days of March 19, 2008 through the exercise of stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

          The Compensation Committee of our Board of Directors administers our compensation program for executive officers. The objectives of our compensation program are to attract and retain talented and dedicated executive officers and to align a significant portion of their compensation with our business objectives and performance.

Elements of Executive Compensation

          Our compensation program for executive officers consists of the following elements:

          Base Salary. Base salary is designed to reward the performance of our executive officers in their daily fulfillment of their responsibilities to us. The Compensation Committee determines the base salary of each of our executive officers by evaluating their scope of responsibilities and experience, years of service with us, our performance and the performance of each of the executive officers during the past year, the executive’s future potential and competitive salary practices. We believe that our base salaries are competitive with other companies of our size.

          Annual Cash Incentive Compensation. The Compensation Committee’s philosophy is that a significant portion of the total potential compensation of our executive officers should depend upon the degree of our financial and strategic success in a particular year. The Compensation Committee approved the 2007 Bonus Plan, which is not set forth in a written agreement. The 2007 Bonus Plan was designed to reward the achievement of annual financial goals that are aligned with shareholder interests. Under the 2007 Bonus Plan, each of the executive officers was eligible to receive a cash bonus based on our exceeding certain earnings per share target amounts for the fiscal year 2007, calculated after giving effect to any bonuses accrued under the 2007 Bonus Plan. Depending upon the earnings per share target amount, Mr. Gorder was eligible to receive a bonus up to 150% of his base salary and each of the other executive officers was eligible to receive a bonus up to 75% of their respective base salary.

          In February 2008, the Compensation Committee adopted the 2008 Bonus Plan. For further information, see “2008 Bonus Plan.”

          Long-Term Incentive Compensation in the Form of Stock Awards. In 2006, our Board of Directors and shareholders approved the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan is designed to:

•	promote the long-term retention of our employees, directors and other persons who are in a position to make significant contributions to our success;

•	further reward these employees, directors and other persons for their contributions to our growth and expansion;

•	provide additional incentive to these employees, directors and other persons to continue to make similar contributions in the future; and

•	further align the interests of these employees, directors and other persons with those of our shareholders.

          To achieve these purposes, the 2006 Equity Incentive Plan permits the Compensation Committee to make awards of stock options, stock appreciation rights, restricted stock or unrestricted stock, deferred stock, restricted stock units or performance awards for our Common Shares. For more information concerning the 2006 Equity Incentive Plan, see “2006 Equity Incentive Plan.”

          Stock options are granted at the fair market value of our Common Shares on the date of grant. Stock options are granted based on various factors, including the executive’s ability to contribute to our long-term growth and profitability.

          Employee Stock Purchase Plan. All of our fulltime employees, including our executive officers (other than Mr. Gorder), are entitled to participate in our Employee Stock Purchase Plan. Under this Plan, employees may purchase our Common Shares at a discount of up to 10% through payroll deductions.

          Other Benefits. All of our fulltime employees, including our executive officers, are entitled to participate in our health insurance, life insurance and 401(k) plans. We also maintain a disability insurance policy on behalf of certain of the members of our senior management, including Messrs. Gorder, Binnix, Geraci and Gonsior, that is in addition to the disability benefits that we maintain for our salaried employees.

          Additional Benefits Payable to the Chief Executive Officer. Mr. Gorder, our Chief Executive Officer, receives additional benefits under our employment agreement with him. Under this agreement, we maintain disability insurance for Mr. Gorder’s benefit. Additionally, under the employment agreement, we are required to reimburse Mr. Gorder for his country club membership fees. We are also required to provide Mr. Gorder with an automobile for use in connection with the performance of his duties under the employment agreement and reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel, of the automobile.

Processes and Procedures for the Determination of Executive Officer and Director Compensation

          Scope of Authority of the Compensation Committee. The scope of the Compensation Committee’s authority and responsibilities is set forth in its charter, a copy of which is available on our website at www.intricon.com. The Compensation Committee’s authority includes the authority to:

•

determine the following with respect to our executive officers: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long-term incentive opportunity level, (iv) employment agreements, severance agreements, change in control agreements/provisions and other compensatory arrangements, in each case as, when and if appropriate, and (v) any special or supplemental benefits, in each case subject to the terms of any existing applicable employment agreement terms; and

•

determine the compensation payable to directors and members of committees of the board, including the Chairman of the Board and the Chairman of each committee, other than directors who are our salaried employees.

          Delegation of Authority. As provided under the Compensation Committee’s charter, the Compensation Committee may delegate its authority to special subcommittees of the Compensation Committee as the Compensation Committee deems appropriate, consistent with applicable law and Nasdaq listing standards. Additionally, the 2006 Equity Incentive Plan permits the Compensation Committee, subject to criteria, limitations and instructions as the Compensation Committee determines, to delegate to an appropriate officer of the Corporation the authority to determine the individual participants under that Plan and amount and nature of the award to be issued to such participants; provided, that no awards may be made pursuant to such delegation to a participant who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. To date, the Compensation Committee has not delegated its responsibilities except that in January 2008, the Compensation Committee delegated to the Chief Executive Officer and Chief Financial Officer the authority to grant up to 5,000 stock options under the 2006 Equity Incentive Plan to employees working in our Singapore facility.

          Role of Management in Determining or Recommending Executive Compensation. Traditionally, the Compensation Committee reviews our executive compensation program in December and/or January of each year, although decisions in connection with new hires and promotions are made on an as-needed basis. Mr. Gorder, our President and Chief Executive Officer, makes recommendations concerning the amount of compensation to be awarded to our executive officers, including himself, but does not participate in the Compensation Committee’s deliberations or decisions. The Compensation Committee reviews the recommendations together with a “tally sheet” showing all items of executive compensation. After a presentation by Mr. Gorder, the Committee meets in executive session to discuss and consider the recommendations and makes a final determination.

          Role of Compensation Consultants in Determining or Recommending Executive Compensation. Under its charter, the Compensation Committee has authority to retain, at the Corporation’s expense, such counsel, consultants, experts and other professionals as it deems necessary. To date, the Compensation Committee has not relied on consultants. Instead, from time to time, the Compensation Committee conducts an informal survey of area companies and review the compensation practices of the surveyed companies.

          The Compensation Committee intends to retain a compensation consultant to review the Corporation’s compensation structure on a company-wide basis in 2008.

Determination of Executive Compensation

          Base Salary. Typically, the Compensation Committee reviews and adjusts base salaries on an annual basis. In December 2006, the Compensation Committee increased the 2007 base salary of Mr. Gorder, our President and Chief Executive Officer, and each of the other executive officers by 4%. In December 2007, the Compensation Committee increased the 2008 base salary of each of our executive officers ranging from approximately 12% to 28%. Additionally, the Compensation Committee may increase base salary as a result of promotions. The following table shows the base salaries of our current executive officers as in effect at the end of each of 2006, 2007 and 2008. Mr. Gruenhagen, our Vice President of Corporate Quality and Regulatory Affairs, was named an executive officer in December, 2007 and therefore is not included in this discussion.

Name and Principal Position	2006 Annual Base Salary	2007 Annual Base Salary	2008 Annual Base Salary

Mark S. Gorder, President and Chief Executive Officer	$300,000	$312,000	$350,000

Scott Longval, Chief Financial Officer and Treasurer	$125,000	$130,000	$165,000

Steven M. Binnix, Vice President and General Manager of RTI Electronics	$150,000	$156,000	$175,000

Christopher D. Conger, Vice President, Research and Development	$140,000	$145,600	$185,000

Name and Principal Position	2006 Annual Base Salary	2007 Annual Base Salary	2008 Annual Base Salary

Michael P. Geraci, Vice President, Sales and Marketing	$150,000	$156,000	$200,000

Dennis L. Gonsior, Vice President, Global Operations	$140,000	$145,600	$185,000

          Annual Cash Incentive Compensation. In December 2007, the Compensation Committee determined that because the minimum target under the 2007 Bonus Plan had been met, Mr. Gorder, our President and Chief Executive Officer would be entitled to a bonus equal to 20% of his base compensation and the other executive officers, other than Mr. Gruenhagen, would be entitled to a bonus equal to 10% of their 2007 base compensation.

          Long-Term Incentive Compensation in the Form of Stock Awards. The Compensation Committee generally makes awards on an annual basis but also makes awards in connection with new hires and promotions.

          In December, 2007, the Compensation Committee awarded stock options to the Corporation’s executive officers under the 2006 Equity Incentive Plan to purchase Common Shares at an exercise price of $14.70 per share, the fair market value of the Common Shares on the date of grant. In January, 2008, the Compensation Committee awarded stock options to certain of the Corporation’s other key employees under the 2006 Equity Incentive Plan to purchase Common Shares at exercise prices of $11.33 per share and $10.60 per share.

          Generally, the options will become exercisable in three equal, annual installments beginning one year from the date of grant or earlier upon the death, disability or retirement of the recipient or our change of control (as defined in the 2006 Equity Incentive Plan).

          For information concerning stock options granted to our executive officers for 2007, see “Grants of Plan Based Awards in 2007.”

Employment Agreements and Change in Control Arrangements

          In October, 2007, we entered into employment agreements with Mark S. Gorder, our President and Chief Executive Officer, and the executive officers named in our Summary Compensation Table.

          The employment agreement with Mr. Gorder was based on his prior employment agreement and incorporated the provisions of the change in control agreement that was then in effect. The employment agreements with the other executive officers also contain a similar change in control provision. Among other things, each employment agreement provides for a fixed employment term, subject to annual renewals, the executive’s base salary and the executive’s right to participate in our bonus plans, equity plans and other employee benefits. In addition, in the event that (i) there occurs a “change in control” (as defined in the agreements) or sale of our assets accounting for 90% of more of our sales and (ii) the executive’s employment is involuntarily terminated within one year afterwards, the executive will be entitled to payment of his base salary for one year (two years for Mr. Gorder) in a lump sum and continuation of his medical benefits for a period of one year.

          The change in control provisions that we use contain a “double trigger” requirement, meaning that for an executive to receive a payment under the change of control provision, there must be both a change of control, as defined in the applicable agreement, and an involuntary termination of the executive’s employment. The double trigger requirement was chosen to prevent us from having to pay substantial payments in connection with a change in control where an executive had not suffered any adverse employment consequences. However, all stock options will vest and become immediately exercisable upon a change of control, regardless of whether the executive is involuntarily terminated.

          We believe that employment agreements and change in control protections are important to attract and retain talented executive officers and to protect our executive officers from a termination or significant change in responsibilities arising after a change in control. For more information, see “Employment Agreements” and “Potential Payments Upon Termination of Employment or Change in Control.”

Accounting and Tax Considerations

          Under our prior stock options plans, the Compensation Committee was limited to issuing stock options. The Compensation Committee is evaluating making awards using the other types of awards permitted under the 2006 Equity Incentive Plan in light of Statement of Financial Accounting Standards No. 123, Share-Based Payment (revised 2004), commonly referred to as FAS 123(R). This accounting standard, which we adopted as of January 1, 2006, requires us to record as compensation expense the grant date fair value of a stock option over the life of the option. Prior to the adoption of FAS 123(R), no compensation expense was required to be recorded in connection with stock options granted at fair market value. The Compensation Committee intends to consider the compensation expense of option and other equity grants when making future awards; however, given that, traditionally, the Compensation Committee has not made large grants of option awards to our executive officers and employees, we do not expect that the compensation expense associated with option grants will have a material effect on our reported earnings.

          Generally, Section 162(m) of the Internal Revenue Code of 1986, referred to as the “Internal Revenue Code,” and the Internal Revenue Service, referred to as the “IRS,” regulations adopted under that section, which are referred to collectively as “Section 162(m),” deny a deduction to any publicly held corporation, such as the Corporation, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain qualified performance-based compensation. Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m). For example, our 2006 Equity Incentive Plan is intended to satisfy certain of the requirements for an exemption for “qualified performance-based compensation” under Section 162(m). We do not believe that Section 162(m) will have a material adverse effect on us in 2008.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with our management. Based on this review and these discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 and in this proxy statement.

The Compensation Committee

Michael J. McKenna (Chairman)
Robert M. Masucci
Philip N. Seamon

The information contained in this Compensation Committee Report is not “soliciting material” and has not been “filed” with the Securities and Exchange Commission. This Compensation Committee Report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Summary Compensation Table

          The following table summarizes compensation earned during 2006 and 2007 by our chief executive officer, chief financial officer and each of our executive officers, other than Mr. Gruenhagen who did not become an executive officer until December, 2007. We refer to these individuals throughout this proxy statement as the “Named Officers.”

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)

Mark S. Gorder,	2007	312,000	—	—	39,035	64,200	25,547	440,782
President and Chief Executive Officer (principal executive officer)	2006	299,052	20,000	—	21,780	—	30,456	371,288

Scott Longval,	2007	130,000	—	—	25,774	13,000	3,501	172,275
Chief Financial Officer and Treasurer (principal financial officer)	2006	106,573	5,000	—	10,468	—	157	122,198

Steven M. Binnix,	2007	156,000	—	—	24,533	15,600	7,773	203,906
Vice President and General Manager of RTI Electronics	2006	150,000	7,500	—	14,431	—	7,759	179,690

Christopher D. Conger,	2007	145,600	—	—	33,322	14,560	5,019	198,501
Vice President, Research and Development	2006	139,625	7,500	—	20,434	—	4,992	172,551

Michael P. Geraci,	2007	156,000	—	—	18,762	15,600	7,695	198,057
Vice President, Sales and Marketing	2006	149,427	7,500	—	10,708	—	7,661	175,296

Dennis L. Gonsior,	2007	145,000	—	—	18,762	14,560	6,766	185,088
Vice President, Global Operations	2006	138,939	7,500	—	10,708	—	6,661	163,808

(1)	Amounts represent discretionary bonuses paid under the 2006 Bonus Plan.

(2)	We did not grant any stock awards in 2007.

(3)

The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2007 related to option awards granted in 2007 and prior years, in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. However, as required by SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See “Grants of Plan Based Awards in 2007” for more information regarding the option awards we granted in 2007.

(4)	Amounts represent bonuses paid under the 2007 Bonus Plan.

(5)

Consists of our contributions to each eligible executive’s account under our 401(k) plan and payment of premiums for group term life insurance maintained for such executives and disability policies maintained for certain executives. In the case of Mr. Gorder, such amount also includes payment of country club membership dues and payment for his automobile lease and related expenses.

Grants of Plan-Based Awards In 2007

          The following table summarizes non-equity incentive plan awards and option awards that we made in 2007 to our Named Officers. For information concerning awards made under the 2008 Bonus Plan, see “2008 Bonus Plan.”

					All Other Option Awards: Number of Securities Underlying Options(2) (#)

						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Mark S. Gorder,	1/29/07	—	$64,200	$468,000
President and Chief Executive Officer	12/10/07				25,000	$14.70	$135,250
(principal executive officer)

Scott Longval,	1/29/07	—	$13,000	$97,500
Chief Financial Officer and Treasurer	12/10/07				15,000	$14.70	$81,150
(principal financial officer)

Steven M. Binnix,	1/29/07	—	$15,600	$117,000
Vice President and General Manager of RTI Electronics	12/10/07				10,000	$14.70	$54,100

Christopher D. Conger,	1/29/07	—	$14,560	$109,200
Vice President, Research and Development	12/10/07				20,000	$14.70	$108,200

Michael P. Geraci,	1/29/07	—	$15,600	$117,000
Vice President, Sales and Marketing	12/10/07				20,000	$14.70	$108,200

Dennis L. Gonsior,	1/29/07	—	$14,560	$109,200
Vice President, Global Operations	12/10/07				20,000	$14.70	$108,200

(1)

Represents bonuses payable under our 2007 Bonus Plan. The amount shown in the “Target” column represents the bonus payable assuming that the target under that plan was achieved. The amount shown in the “Maximum” column represents the bonus payable assuming that the maximum under that plan was achieved. In December, 2007, the Compensation Committee determined that the target under that plan had been achieved and the awards were paid in 2008. See “2007 Bonus Plan.”

(2)

The options will become exercisable in three equal, annual installments beginning one year from the date of grant or earlier upon the death, disability or retirement of the recipient or a change of control of the Corporation, (as defined in the 2006 Equity Incentive Plan).

(3)

We did not grant any stock awards in 2007. The amounts included in this column represent the total grant date fair value of option awards granted in 2007 in accordance with Statement of Financial Accounting Standards No. 123(R). However, as required by SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007.

Employment Agreements

          In October, 2007, we entered into employment agreements with Mark S. Gorder, our President and Chief Executive Officer, and the following executive officers of the Corporation: Scott Longval, our Chief Financial Officer; Steven M. Binnix, our Vice President and General Manager of RTI Electronics; Christopher D. Conger, our Vice President, Research and Development; Michael P. Geraci, our Vice President, Sales and Marketing; and Dennis L. Gonsior, our Vice President, Global Operations.

          The employment agreements contain the following material terms:

•

a current employment term expiring on April 30, 2009, subject to automatic renewal for additional one year terms unless either party gives notice of non-renewal at least sixty (60) days prior to the end of the then current employment term;

•	a base salary as determined by the Board of Directors or the Compensation Committee, but in no event less than their base salaries for 2007; and

          For a discussion of the provisions relating to the termination of the employment of the executive officer under certain circumstances, see “Potential Payments Upon Termination of Employment or Change in Control.”

2008 Bonus Plan

          In February 2008, the Compensation Committee adopted the 2008 Bonus Plan, which is not set forth in a written agreement. Pursuant to the 2008 Bonus Plan, each of the executive officers is eligible to receive a cash bonus based on (i) our exceeding certain earnings per share target amounts for the fiscal year 2008 and (ii) our achievement of certain strategic objectives. Each component of the 2008 Bonus Plan accounts for one-half of the target bonus payable. Depending upon the earnings per share target amount and the achievement of the strategic objectives, Mr. Gorder is eligible to receive a bonus of up to 110% of his 2008 base salary and each of the other executive officers are eligible to receive a bonus of up to 55% of their respective 2008 base salary.

          Earnings per share amounts will be based on the Corporation’s reported earnings per share and, accordingly, will be net of any bonuses payable. In the event that the Corporation’s earnings per share amounts are between the thresholds indicated, the bonus percentage would be calculated based on a mathematical interpolation. The Compensation Committee retains the right to adjust the earnings per share target amounts as a result of extraordinary corporate events such as an acquisition, equity or debt financing or similar event.

          The following table shows the potential amounts payable to the current Named Officers under the 2008 Bonus Plan:

	Potential Performance Bonus payable under the 2008 Bonus Plan at the following levels of target earnings per share:			Maximum Strategic Bonus payable under the 2008 Bonus Plan (1):	Maximum Total Bonus payable under the 2008 Bonus Plan (2):

Name	100%	107%	124%

Mark S. Gorder	$87,500	$175,000	$210,000	$175,000	$385,000
Scott Longval	$20,625	$41,250	$49,500	$41,250	$90,750
Steven M. Binnix	$21,875	$43,750	$52,500	$43,750	$96,250
Christopher D. Conger	$23,125	$46,250	$55,500	$46,250	$101,750
Michael P. Geraci	$25,000	$50,000	$60,000	$50,000	$110,000
Dennis L. Gonsior	$23,125	$46,250	$55,500	$46,250	$101,750

(1)

The strategic bonus is based on the achievement of six strategic objectives. Each strategic objective accounts for one-sixth of the strategic bonus component. This column represents the maximum potential strategic bonus payable, which assumes all six of the objectives are achieved. The strategic bonus will be adjusted pro-rata if any objectives are not achieved. The Compensation Committee will ultimately determine whether the objectives have been achieved and the amount of the strategic bonus payable.

(2)	This column represents the maximum potential bonus payable under the 2008 Bonus Plan, which assumes achievement of the maximum earnings per share target and each strategic objective.

Equity Plans

          The following descriptions summarize our equity plans pursuant to which eligible employees, including the Named Officers, and directors receive equity based awards. Our 2006 Equity Incentive Plan, which was adopted by our shareholders at the 2006 annual meeting of shareholders, replaced our 2001 Stock Option Plan (described below) and the Amended and Restated Non-Employee Director Stock Option Plan, referred to collectively as the “Old Plans.” No additional grants may be made under the Old Plans. Outstanding grants under the Old Plans continue to be governed by their terms and the terms of the Old Plans.

          2006 Equity Incentive Plan

          At the 2006 annual meeting of shareholders of the Corporation, shareholders approved the 2006 Equity Incentive Plan.

          The 2006 Equity Incentive Plan permits grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units, deferred stock units, performance awards, supplemental cash awards and combinations of the foregoing.

          The 2006 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the type of awards to be granted under the 2006 Equity Incentive Plan; selects award recipients and determines the extent of their participation; determines the method or formula for establishing the fair market value of the Common Shares for various purposes under the 2006 Equity Incentive Plan; and establishes all other terms, conditions, restrictions and limitations applicable to awards and the Common Shares issued pursuant to awards, including, but not limited to, those relating to a participant’s retirement, death, disability, leave of absence or termination of employment. The Compensation Committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the Common Shares issued pursuant to awards and make any and all other interpretations and determinations which it deems necessary with respect to the administration of the 2006 Equity Incentive Plan, other than a reduction of the exercise price of an option after the grant date and subject to the provisions of Section 162(m) of the Internal Revenue Code with respect to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, except that the Committee may not, without the consent of the holder of an award or unless specifically authorized by the terms of the plan or an award, take any action with respect to such award if such action would adversely affect the rights of such holder.

          The maximum total number of shares for which awards may be granted under the 2006 Equity Incentive Plan is 698,500 Common Shares, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in the Corporation’s capitalization; however, that such authorized share reserve will be increased from time to time by a number of shares equal to the number of Common Shares that are issuable pursuant to option grants outstanding under the Old Plans as of April

26, 2006 that, but for the termination and/or suspension of the Old Plans, would otherwise have reverted to the share reserve of the Old Plans pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such options.

          As of March [19], 2008:

•	options to purchase [______] Common Shares were outstanding under the 2006 Equity Incentive Plan;

•	the total number of shares available for new awards under the 2006 Equity Incentive Plan was [______] Common Shares; and

•

options to purchase [______] Common Shares were outstanding under the Old Plans, which shares will become available for new awards under the 2006 Equity Incentive Plan in the event of the cancellation, expiration, forfeiture or repurchase of such awards.

          2001 Stock Option Plan

          The 2001 Stock Option Plan provided for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-qualified stock options for officers and other key employees of the Corporation.

          The Compensation Committee administers the 2001 Stock Option Plan. Stock options are generally subject to vesting, which means the optionee earns the right to exercise an increasing number of the shares underlying the option over a specific period of time only if he or she continues to provide services to the Corporation over that period. Non-qualified stock options granted under the 2001 Stock Option Plan must have a per share exercise price of at least the fair market value of the Common Shares on the date of grant. Incentive stock options granted under the 2001 Stock Option Plan must have a per share exercise price of at least 100% of the fair market value of the Common Shares on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of the Corporation’s stock or any parent or subsidiary’s stock. Payment of the exercise price or purchase price with respect to any award may be made in cash or other consideration as determined by the Compensation Committee. The term of an option cannot be longer than 10 years from the date of grant or five years from the date of grant of an incentive stock option in the case of a greater than 10% shareholder.

Outstanding Equity Awards At Fiscal Year-End

          The following table summarizes stock option awards held by our Named Officers at the end of 2007.

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)	Option Expiration Date

Mark S. Gorder,	10,000				9.4375	4/21/2008
President and Chief Executive Officer	50,000				3.125	12/19/2010
(principal executive officer)	25,000				3.70	5/11/2011
	33,333	16,667	(2)		2.45	7/27/2015
	5,000	10,000	(3)		5.35	12/11/2016
		25,000	(6)		14.70	12/10/2017

Scott Longval,	8,333	16,667	(4)		5.30	7/18/2016
Chief Financial Officer and Treasurer	1,667	3,333	(3)		5.35	12/11/2016
(principal financial officer)		15,000	(6)		14.70	12/10/2017

Steven M. Binnix,		5,000	(2)		2.45	7/27/2015
Vice President and General Manager of RTI	3,333	6,667	(5)		6.75	4/26/2016
Electronics	3,333	6,667	(3)		5.35	12/11/2016
		10,000			14.70	12/10/2017

Christopher D. Conger,	4,000				3.125	12/19/2010
Vice President, Research and Development	7,500				2.35	12/14/2014
	5,000	2,500	(2)		2.45	7/27/2015
	5,833	11,667	(5)		6.75	4/26/2016
	3,333	6,667	(3)		5.35	12/11/2016
		20,000	(6)		14.70	12/10/2017

Michael P. Geraci,	7,000				3.125	12/19/2010
Vice President, Sales and Marketing	16,667	8,333	(2)		2.45	7/27/2015
	3,333	6,667	(3)		5.35	12/11/2016
		20,000	(6)		14.70	12/10/2017

Dennis L. Gonsior,	5,000				3.125	12/19/2010
Vice President, Global Operations	16,667	8,333	(2)		2.45	7/27/2015
	3,333	6,667	(3)		5.35	12/11/2016
		20,000	(6)		14.70	12/10/2017

(1)	We had no equity incentive option awards outstanding at the end of 2007.

(2)	This portion of the option vests on July 27, 2008.

(3)	This portion of the option vests in two equal installments on each of December 11, 2008 and December 11, 2009.

(4)	This portion of the option vests in two equal installments on each of July 18, 2008 and July 18, 2009.

(5)	This portion of the option vests in two equal installments on each of April 26, 2008 and April 26, 2009.

(6)	This option vests in three equal installments on each of December 11, 2008, December 11, 2009 and December 11, 2010.

Option Exercises and Stock Vested During 2007

          The following table sets forth information regarding the exercise of options by our Named Officers during 2007. There were no stock awards outstanding during 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mark S. Gorder,	—	—	—	—
President and Chief Executive Officer
(principal executive officer)

Scott Longval,	—	—	—	—
Chief Financial Officer and Treasurer
(principal financial officer)

Steven M. Binnix,	5,000	$36,000	—	—
Vice President and General Manager of RTI Electronics	7,000	$30,188

Christopher D. Conger,	—	—	—	—
Vice President, Research and Development

Michael P. Geraci,	2,500	$10,781	—	—
Vice President, Sales and Marketing	4,500	$22,691

Dennis L. Gonsior,	1,500	$6,469	—	—
Vice President, Global Operations	4,500	$22,691

(1)	Represents the excess of the closing price per share of our Common Shares on the date of exercise over the exercise price of the option, multiplied by the number of shares represented by the option.

Potential Payments Upon Termination of Employment or Change in Control

          Our employment agreements with the executive officers named in the Summary Compensation Table provide the following material terms in the event of the termination of the employment of the executive under certain circumstances:

•

in the event of the termination of the executive’s employment without cause, we are required to pay the executive’s base salary and medical benefits for a severance period equal to one year (two years in the case of Mr. Gorder with respect to salary); provided that for any executive that has less than 12 years of continuous service with us, the severance period will be equal to 30 days for each year of continuous full-time employment, but in no event less than 90 days or more than one year. We are required to pay the present value of the base salary in a lump sum, using a discount rate of 6%;

•

in the event that (i) there occurs a change in control or sale of our assets accounting for 90% of more of our sales and (ii) the executive’s employment is involuntarily terminated within one year afterwards, we are required to pay the executive’s base salary for one year (two years for Mr. Gorder) in a lump sum and to continue medical benefits for a period of one year;

•

in the sole and absolute discretion of the Board of Directors, in the event that the executive is terminated without cause or there occurs a change of control followed by the executive’s involuntary termination, we may elect to pay executive a prorated amount of the bonus that executive would have been entitled to receive for the year in which he was terminated;

•

the immediate vesting of all stock options and equity awards held by the executive in the event of a change in control or in the event that the executive’s employment is terminated (i) by us for any reason other than cause or (ii) by the executive under circumstances that constitute an involuntary termination; and

•

a one year non-competition covenant (or, if longer, for so long as the period with respect to which executive is entitled to receive, or has received, payment of severance following a termination by us without cause or change of control) and covenants concerning confidentiality and inventions.

          In the event that we give a notice of non-renewal of the term of the agreement to the executive and, within 12 months after the date of the non-renewal notice, the executive’s employment is terminated by us for any reason other than cause or the death or disability of executive, then the executive will be entitled to the severance benefits described above with respect to a termination without cause except that the severance period shall be reduced by the number of days between the date of the non-renewal notice and the termination of executive’s employment.

          As defined in the employment agreements:

          “Asset Sale” means the sale of our assets (including the stock or assets of our subsidiaries) to which 90% or more of our consolidated sales volume is attributable.

          “Cause” means the following, provided that, in the case of circumstances described in the fourth through sixth clauses below, we must have first given written notice to executive, and executive must have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors within 30 days after such notice:

•	fraud or dishonesty in connection with executive’s employment or theft, misappropriation or embezzlement of our funds;

•

conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the judgment of the Board of Directors is likely to adversely affect us or our affiliates;

•	material breach of executive’s obligations under the employment agreement;

•	repeated and consistent failure of executive to be present at work during normal business hours unless the absence is because of a disability as defined in the agreement;

•	willful violation of any express direction or requirement established by the Board of Directors, as determined by a majority of Board of Directors;

•

insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, executive’s duties under the employment agreement, as determined by a majority of the Board of Directors; or

•	use of alcohol or other drugs which interfere with the performance by executive of his duties, or use of any illegal drugs or narcotics.

          “Change of control” of means an “asset sale” or a “change in majority stock ownership.”

          “Change in majority stock ownership” means the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, referred to as the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert, other than us, any trustee or other fiduciary holding securities under an employee benefit plan of ours, or any corporation or other entity owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of capital stock of us, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of our then outstanding securities.

          “Involuntarily terminated” means:

•	any termination of the employment of executive by us other than for cause, death or disability; or

•	any termination of employment of the executive by executive following:

—	a material diminution in the executive’s base compensation;

—	a material diminution in the executive’s authority, duties, or responsibilities;

—

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that a executive report to a corporate officer or employee instead of reporting directly to the board of directors;

—	a material diminution in the budget over which the executive retains authority;

—	a material change in the geographic location at which the executive must perform the services; or

—	any other action or inaction that constitutes a material breach by us under the agreement.

Provided, however, that with respect to any termination by executive pursuant to the foregoing, executive shall have first provided notice to us of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given us a period of 30 days during which we may remedy the condition and we shall have failed to do so during such period.

          The change in control provisions that we use contain a “double trigger” requirement, meaning that for an executive to receive a payment under the change of control provision, there must be both a change of control, as defined in the applicable agreement, and an involuntary termination of the executive’s employment. The double trigger requirement was chosen to prevent us from having to pay substantial payments in connection with a change in control where an executive had not suffered any adverse employment consequences. However, all stock options will vest and become immediately exercisable upon a change of control, regardless of whether the executive is involuntarily terminated.

          Disability Benefits for Certain Named Officers. We provide all of our full-time salaried employees with short-term disability benefits for six months. We also maintain a disability insurance policy on behalf of certain members of our senior management, including Messrs. Gorder, Binnix, Geraci and Gonsior, that is in addition to the disability benefits that we maintain for our salaried employees. In the event that any of these executives became disabled, as provided in their respective policies, was unable to return to the performance of their duties after six months and was terminated as an employee effective as of December 31, 2007, they would be paid monthly benefits until age 65 as follows: Mr. Gorder - $8,370 per month; Mr. Binnix - $4,480 per month; Mr. Geraci - $6,450 per month; and Mr. Gonsior - $5,860 per month.

          Equity Plans. Our Named Officers hold unvested stock options under our 2001 Stock Option Plan and our 2006 Equity Incentive Plan. Under the 2001 Stock Option Plan, upon the death, disability, retirement or change of control of us, the holder of an option generally can exercise only options that have vested as of the date of such event. In addition, that plan gives the Compensation Committee the authority to accelerate the vesting of any unvested options.

          Under our 2006 Equity Incentive Plan, all unvested options will automatically accelerate and become vested upon the death, disability, retirement of the holder or upon a change of control of us, as defined in that Plan.

          Under both the 2001 Stock Option Plan and 2006 Equity Incentive Plan, options held by an employee whose employment is terminated for cause, as defined in those plans, will terminate immediately. In addition, under both such plans, the voluntary resignation of employment by an employee will not result in the acceleration of unvested options.

          The following table shows the estimated amount of payments and benefits that would be provided by the Company (or its successor) to our Named Officers under the plans and agreements described above assuming that their employment was terminated as of December 31, 2007 for various reasons as described below:

	Reason for Termination of Employment

Named Officer and Nature of Payment	Voluntary by executive $ (1)	Cause $ (1)	Death $ (2)		Disability $ (2)		Termination by us without cause $ (2)		Involuntary termination following a change of control $ (2)

Mark S. Gorder
Lump sum payment	—	—	—		—		555,358	(3)	624,000	(4)
Bonus	—	—	64,200	(5)	64,200	(5)	64,200	(5)	64,200	(5)
Cost of continuation of benefits	—	—	4,503	(6)	4,503	(7)	13,508	(8)	13,508	(9)
Value of accelerated stock option awards	—	—	238,470	(10)	238,470	(10)	238,470	(10)	238,470	(10)

Scott Longval
Lump sum payment	—	—	—		—		32,026	(3)	130,000	(4)
Bonus	—	—	13,000	(5)	13,000	(5)	13,000	(5)	13,000	(5)
Cost of continuation of benefits	—	—	—		1,476	(7)	1,107	(8)	4,429	(9)
Value of accelerated stock option awards	—	—	143,333	(10)	143,333	(10)	143,333	(10)	143,333	(10)

Steven M. Binnix
Lump sum payment	—	—	—		—		147,170	(3)	156,000	(4)
Bonus	—	—	15,600	(5)	15,600	(5)	15,600	(5)	15,600	(5)
Cost of continuation of benefits	—	—	1,574	(6)	1,574	(7)	4,723	(8)	4,723	(9)
Value of accelerated stock option awards	—	—	110,813	(10)	110,813	(10)	110,813	(10)	110,813	(10)

Christopher D. Conger
Lump sum payment	—	—	—		—		115,631	(3)	145,600	(4)
Bonus	—	—	14,560	(5)	14,560	(5)	14,560	(5)	14,560	(5)
Cost of continuation of benefits	—	—	4,436	(6)	4,436	(7)	11,090	(8)	13,307	(9)
Value of accelerated stock option awards	—	—	139,463	(10)	139,463	(10)	139,463	(10)	139,463	(10)

Michael P. Geraci
Lump sum payment	—	—	—		—		147,170	(3)	156,000	(4)
Bonus	—	—	15,600	(5)	15,600	(5)	15,600	(5)	15,600	(5)
Cost of continuation of benefits	—	—	4,436	(6)	4,436	(7)	13,307	(8)	13,307	(9)
Value of accelerated stock option awards	—	—	131,116	(10)	131,116	(10)	131,116	(10)	131,116	(10)

Dennis L. Gonsior
Lump sum payment	—	—	—		—		137,358	(3)	145,600	(4)

	Reason for Termination of Employment

Named Officer and Nature of Payment	Voluntary by executive $ (1)	Cause $ (1)	Death $ (2)		Disability $ (2)		Termination by us without cause $ (2)		Involuntary termination following a change of control $ (2)

Bonus	—	—	14,560	(5)	14,560	(5)	14,560	(5)	14,560	(5)
Cost of continuation of benefits	—	—	4,436	(6)	4,436	(7)	13,307	(8)	13,307	(9)
Value of accelerated stock option awards	—	—	131,116	(10)	131,116	(10)	131,116	(10)	131,116	(10)

(1)

Upon termination, the Company must pay all amounts due and payable to the executive as of the date of termination, including salary, expense reimbursement, etc., but excluding bonuses. In the event of voluntary termination by the executive, the executive is entitled to have transferred to him any Company paid life and disability insurance policies on the executive and the executive will assume payment of premiums on such policies.

(2)

Upon termination, the Company must pay all amounts due and payable to the executive as of the date of termination, including salary, bonuses, expense reimbursement, etc. In the event of termination by the Company without cause or involuntary termination following a change of control, the executive is entitled to have transferred to him any Company paid life and disability insurance policies on the executive and the executive will assume payment of premiums on such policies.

(3)

Amount represents the present value of the executive’s base salary, at the rate in effect on December 31, 2007, for the severance period, as defined in the executive’s employment agreement, using a discount rate of 6% per year. This amount is payable within two weeks of the executive’s termination.

(4)

Amount represents one years’ base salary (two years’ in the case of Mr. Gorder) at the rate in effect on December 31, 2007. This amount is payable within two weeks of the executive’s termination. This amount need not be paid by the Company if the change of control is an asset sale and the purchaser offers to employ the executive at not less than the same rate of compensation and level of benefits the executive was receiving prior to the asset sale and agrees to employ the executive for at least a one year period after consummation of the asset sale.

(5)	Amount represents the bonus payable under the 2007 Bonus Plan, which amount was earned but unpaid as of December 31, 2007.

(6)

Amount represents the cost of continuation of medical benefits coverage for the executive’s spouse for the remainder of the term of the executive’s Employment Agreement, assuming no increase in premiums.

(7)

Amount represents the cost of continuation of medical benefits coverage for the executive and the executive’s spouse (if any) for the remainder of the term of the executive’s Employment Agreement, assuming no increase in premiums. In addition to these amounts, pursuant to the disability insurance policy we maintain for Messrs. Gorder, Binnix, Geraci and Gonsior, if any of these executives were terminated as a result of a disability on December 31, 2007, such executive would receive the following monthly benefits until age 65: Mr. Gorder - $8,370 per month; Mr. Binnix - $4,480 per month; Mr. Geraci - $6,450 per month; and Mr. Gonsior - $5,860 per month.

(8)

Amount represents the cost of continuation of medical benefits coverage for the executive for the severance period, as defined in the executive’s employment agreement (12 months in the case of Mr. Gorder), assuming no increase in premiums.

(9)	Amount represents the cost of continuation of medical benefits coverage for the executive for a period of one year after the involuntary termination, assuming no increase in premiums.

(10)

Amount represents the value of unvested stock options that would accelerate and become exercisable as a result of the termination of employment, calculated based on the difference between the closing price of our Common Shares on December 31, 2007 of $12.48 per share and the exercise price of unvested stock options as of such date, multiplied by the number of unvested options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Compensation Committee during 2007 were: Messrs. McKenna (Chairman), Seamon, and Masucci. No person who served as a member of the Compensation Committee during 2007 was a current or former officer or employee of the Corporation or any subsidiary or engaged in certain transactions with Corporation or any subsidiary required to be disclosed by regulations of the SEC except as described below under “Certain Relationships and Related Party Transactions” with respect to Mr. McKenna. Additionally, there were no compensation committee “interlocks” during 2007, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, which had an executive officer serving as a director or member of the Compensation Committee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Mr. Gorder, our president, chief executive officer and a director, is a general partner (with a one-third interest) of Arden Partners I, L.L.P., a Minnesota limited liability partnership, referred to as Arden, that owns and leases to our subsidiary, Resistance Technology, Inc., referred to as RTI, property under a lease entered into November 31, 1991, and amended and restated on November 1, 1996. The leased property is one of RTI’s two manufacturing facilities. In 2002, the lease was renewed with a term of October 31, 2011. Under the lease, RTI pays Arden a base monthly rent of approximately $30,667. In 2007, we paid Arden approximately $481,000 for rent, taxes and other charges. Mr. Gorder’s interest in such payment was approximately $160,000.

          We use the law firm of Blank Rome LLP for legal services. A partner of that firm, David A. Dorey, is the son-in-law of the Chairman of our Board of Directors, Mr. McKenna; however, the legal services are provided by other attorneys at that firm and not by Mr. Dorey. In 2007, we paid that firm approximately $466,000 for legal services and costs. The interest of Mr. Dorey in such amount is not determinable.

          In March 2007, the Board of Directors adopted written policies and procedures regarding approval of transactions between the Corporation and any employee, officer, director and certain of their family members and other related persons required to be reported under Item 404 of SEC Regulation S-K. Under these policies, a majority of the disinterested members of the Audit Committee must approve any transaction between the Corporation and any related party that involve more than $25,000. If a majority of the members of the Audit Committee are interested in the proposed transaction, then the transaction must be approved by a majority of the disinterested members of the Board (excluding directors who are employees of the Company). The Chair of the Audit Committee has the delegated authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $120,000. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Corporation than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO AUTHORIZE ADDITIONAL COMMON SHARES

          Our Board of Directors has adopted, subject to shareholder approval, an amendment to our Amended and Restated Articles of Incorporation, as amended, to increase our authorized Common Shares from 10,000,000 to 20,000,000. If the shareholders do not approve the amendment, then the number of authorized Common Stock will remain at 10,000,000 shares.

The resolutions to be considered by the shareholders at the Annual Meeting are as follows:

RESOLVED, that the Directors of the Corporation have determined that it is in the best interest of the Corporation and its shareholders that the Corporation’s Amended and Restated Articles of Incorporation, as amended, be amended to increase the number of shares of Common Stock authorized for issuance thereunder to 20,000,000 shares;

FURTHER RESOLVED, that the first paragraph of Article FIFTH of the Amended and Restated Articles of Incorporation, as amended, of the Corporation be amended and restated to read in its entirety as follows:

“FIFTH. The aggregate number of shares that the Corporation shall have the authority to issue is 21,000,000 shares, divided into two classes, one class consisting of 1,000,000 Preferred Shares, each of which shall have the par value of $1, and the other class consisting of 20,000,000 Common Shares, each of which shall have the par value of $1.”

FURTHER RESOLVED, that the foregoing amendment is adopted and approved and the proper officers of the Corporation are authorized and directed to submit such amendment to the shareholders for their approval at the 2008 Annual Meeting of Shareholders;

FURTHER RESOLVED, that the proper officers of the Corporation are hereby authorized and directed, after shareholder approval of the proposed amendment, to execute, under its corporate seal, Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, and to file such Articles of Amendment with the Pennsylvania Department of State; and

FURTHER RESOLVED, that the Board of Directors of the Corporation may, notwithstanding approval by the shareholders of the Corporation, at any time prior to the filing of the Articles of Amendment with the Pennsylvania Department of State, terminate the proposed amendment and all transactions contemplated by or incident thereto.

Reasons for the Amendment

          Under the Corporation’s current Amended and Restated Articles of Incorporation, as amended, the Corporation is authorized to issue up to 1,000,000 Preferred Shares and up to 10,000,000 Common Shares.

          The purpose of the proposed amendment is to provide sufficient shares for future financings, acquisitions, stock dividends, stock splits, benefit plans, recapitalizations and other corporate purposes. Although the Corporation evaluates such uses from time to time, the Corporation does not have any commitments or understandings that would require the issuance of these additional shares. Once authorized, the additional Common Shares may be issued by the Board of Directors without further approval by the shareholders, unless such approval is required by law or applicable Nasdaq requirements. Accordingly, the vote on this proposal may be the only opportunity for the shareholders to take action in connection with such financings, acquisitions, benefit plans, recapitalizations and other corporate actions.

          As of March [19], 2008:

•	no Preferred Shares were outstanding;

•	[_______] Common Shares were outstanding; and

•	[_______] Common Shares were reserved for issuance under the Corporation’s stock option and equity plans.

Therefore, of the 10,000,000 Common Shares authorized for issuance, only about [_______] Common Shares are currently unissued, unreserved and available for issuance.

          Under Pennsylvania law, shareholders of the Corporation do not have preemptive rights with respect to the issuance of any shares of capital stock of the Corporation. Shareholder approval of this proposal is required under our Bylaws and Pennsylvania law. Assuming that Proposal 2 is approved by the shareholders at the Annual Meeting, the Corporation will be authorized to issue an additional 10,000,000 Common Shares. The amendment will have no immediate effect on the rights of existing shareholders.

          These additional Common Shares will provide the Company’s Board of Directors with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes, including financings, acquisitions, stock dividends, stock splits, benefit plans, recapitalizations and other similar purposes. However, these additional shares may also be deemed to be “anti-takeover” or “anti-greenmail” in nature in that such shares may be used by the Board of Directors, if consistent with its fiduciary responsibilities, to deter, discourage or make more difficult the assumption of control of the Corporation by another company or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

          In general, a shareholder may view a future takeover offer to be in his best interests if any such offer includes a premium over the market price of the Common Shares at that time. However, the overall effects of the foregoing provisions may be to discourage, make more costly or more difficult, or prevent a future takeover offer, prevent shareholders from receiving a premium for their securities in a takeover offer, and/or enhance the possibility that a future bidder for control of the Corporation will be required to act through arms-length negotiation with the Corporation’s Board of Directors. In addition, these provisions may have the effect of assisting the Corporation’s management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Corporation’s business.

          The Board of Directors recommends that stockholders vote “for” the amendment to the Amended and Restated Articles of Incorporation, as amended, to increase the authorized Common Shares.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITOR

          The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2007 was the firm of Virchow, Krause & Corporation, LLP, referred to as “Virchow Krause.” Services provided to the Corporation and its subsidiaries by Virchow Krause in 2007 are described below under “Independent Registered Public Accounting Firm.” The Audit Committee of the Board of Directors has appointed Virchow Krause to serve as the independent registered public accounting firm for the year ending December 31, 2008. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of Virchow Krause, the selection of independent registered public accounting firm may be reconsidered by the Audit Committee; provided however, the Audit Committee retains the right to continue to engage Virchow Krause. Notwithstanding the ratification of Virchow Krause as the Corporation’s independent registered public accounting firm for the year ending December 31, 2008, the Audit Committee retains the right to replace Virchow Krause at any time without shareholder approval. A representative of Virchow Krause is expected to be present at the annual meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she so desires.

Independent Registered Public Accounting Fee Information

          Fees for professional services provided by Virchow Krause, the Corporation’s independent auditor, for the fiscal years ended December 31, 2007 and 2006 in each of the following categories were:

Services Rendered (1)	2007	2006

Audit Fees	$257,529	$171,825
Audit-Related Fees	15,400	—
Tax Fees	45,270	43,100
All Other Fees	—	—

Total	$318,199	$214,925

(1)

The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years. Virchow Krause was engaged as independent auditor beginning in August 2005. Does not include: audit fees of $18,011 and $16,312 billed for 2007 and 2006, respectively, by Baker Tilly International, an affiliate of Virchow Krause, for audits of the Corporation’s foreign subsidiaries.

          Audit Fees. The audit fees for 2007 and 2006 include fees for professional services rendered for the audit of the Corporation’s annual financial statements and the review of the financial statements included in the Corporation’s Form 10-K Reports and the review of the financial statements included in the Corporation’s Form 10-Q Reports.

          Audit-Related Fees. The audit-related fees for 2007 include fees for professional services rendered for audits of the Corporation’s employee benefit plan.

          Tax Fees. The tax fees for 2007 and 2006 include fees for professional services rendered for tax compliance, tax advice and tax planning.

Auditor Independence

          The Audit Committee has considered the nature of the above-listed services provided by Virchow, Krause & Company, LLP and determined that the provision of the services are compatible with maintaining its independence.

Pre-Approval Policy

          The Audit Committee has established pre-approval policies and procedures pursuant to which the Audit Committee pre-approved the foregoing audit and permissible non-audit services provided by Virchow, Krause & Company, LLP in 2007.

Audit Committee Report

          The Audit Committee has prepared the following report on its activities with respect to the Corporation’s audited consolidated financial statements for the year ended December 31, 2007, which is referred to herein as the Corporation’s audited consolidated financial statements:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

•

The Audit Committee has discussed with Virchow, Krause & Company, LLP, the Corporation’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of the Corporation’s consolidated financial statements.

•

The Audit Committee has received the written disclosures and the letter from Virchow, Krause & Company, LLP required by Independence Standards Board Standard No. 1, and has discussed with Virchow, Krause & Company, LLP its independence from the Corporation.

•

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee

Nicholas A. Giordano, Chairman
Robert N. Masucci
Michael J. McKenna

          The Board of Directors recommends that stockholders vote “for” ratification of the appointment of Virchow Krause as the Corporation’s independent auditor for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors and persons who own more than ten percent of a registered class of the Corporation’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of these reports.

          Based on the Corporation’s review of the copies of these reports received by it and written representations, if any, received from reporting persons with respect to the filing of reports of Forms 3, 4 and 5, the Corporation believes that all filings required to be made by the reporting persons for fiscal year 2007 (unless otherwise noted) were made on a timely basis except: Mr. McKenna reported late on two Forms 4 the acquisition of Common Shares; Mr. Masucci reported late on a Form 4 the purchase of Common Shares; and Messrs. Seamon, Masucci, Giordano and McKenna reported late on a Form 4 the grant of options to purchase Common Shares.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

          Under the Corporation’s bylaws, shareholder proposals with respect to the 2009 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors, must be submitted to the Secretary of the Corporation no later than November 24, 2008. Any such proposals must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid to Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting.

          Shareholder proposals for the 2009 Annual Meeting of Shareholders must be submitted to the Corporation by November 24, 2008 to receive consideration for inclusion in the Corporation’s Proxy Statement relating to the 2009 annual meeting of shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in the bylaws.

          In addition, shareholders are notified that the deadline for providing the Corporation timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Corporation’s 2009 Annual Meeting of Shareholders is November 24, 2008. As to all such matters which the Corporation does not have notice on or prior to November 24, 2008, discretionary authority shall be granted to the persons designated in the Corporation’s Proxy related to the 2009 annual meeting of shareholders to vote on such proposal.

ANNUAL REPORT TO SHAREHOLDERS

          A copy of the Corporation’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC is being mailed to each shareholder with this Proxy Statement.

          The Corporation files reports and other information with the Securities and Exchange Commission, referred to as the “SEC.” Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Corporation’s SEC filings are also available on the SEC’s web site at http://www.sec.gov.

          EACH SHAREHOLDER CAN OBTAIN A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL

SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 2007 AS FILED WITH THE SEC, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO: INTRICON CORPORATION, 1260 RED FOX ROAD, ARDEN HILLS, MINNESOTA 55112 ATTN: SCOTT LONGVAL.

OTHER MATTERS

          The Corporation is not presently aware of any matters (other than procedural matters) that will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Corporation did not receive notice by November 26, 2007 were to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Scott Longval
Chief Financial Officer, Secretary,
and Treasurer

INTRICON CORPORATION
ARDEN HILLS, MINNESOTA 55112

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned, revoking all prior proxies, hereby appoints SCOTT LONGVAL and WARREN M. BECKER with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Shares of IntriCon Corporation held of record by the undersigned on March [19], 2008, at the annual meeting of shareholders to be held on April 23, 2008, or any postponement or adjournment thereof.

          All proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in IntriCon Corporation’s proxy statement.

☒	Please mark your votes as in this example.

1.	To elect the following director nominee to hold office for three years until his respective successor has been duly elected and qualified, as more fully described in the accompanying proxy statement.

	Robert N. Masucci	☐ FOR NOMINEE	☐ WITHHOLD AUTHORITY

2.	To approve the amendment to the Amended and Restated Articles of Incorporation, as amended, of IntriCon Corporation to increase the number of authorized shares from 10,000,000 to 20,000,000.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of Virchow, Krause & Company, LLP as the Corporation’s independent auditor for fiscal year 2008.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

PLEASE SEE REVERSE FOR PROXY VOTING IN INSTRUCTIONS

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ABOVE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF INTRICON CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES AND FOR THE RATIFICATION OF THE APPOINTMENT OF VIRCHOW, KRAUSE & COMPANY, LLP AS THE CORPORATION’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2008. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

By signing this proxy, you hereby acknowledge receipt of the Notice of the Corporation’s 2008 Annual Meeting of Shareholders and the Corporation’s Proxy Statement

____________________________ Date ________, 2008
Signature

____________________________ Date ________, 2008
Signature (if joint account)

NOTE: Please sign and date and return in the pre-paid envelope provided. Your signature should appear exactly as your name appears in the space to the left.

For joint accounts, any co-owner may sign. When signing as attorney, executor, administrator, or fiduciary, please give your full title as such.

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:

1.

VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at 1-866-626-4508 on a touch-tone telephone

OR

2.	VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed below Vote your proxy by checking the appropriate boxes Click on “Accept Vote”

OR

3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the above proxy card in the prepaid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

The deadline to vote telephonically or over Internet is Tuesday, April 22, 2008,
11:59 p.m., eastern daylight time. If you vote by telephone or electronically over the
Internet, you do not need to return your proxy card.